EXHIBIT 99.2


VALENCE N-CHARGE(TM)POWER SYSTEM FEATURED IN K-12 EDUCATION BUNDLE FROM HP

N-CHARGE(TM) SYSTEM HELPS HP PROVIDE ALL-DAY COMPUTING MOBILITY FOR CLASSROOM

AUSTIN, TX, MARCH 13, 2002 -- Valence Technology, Inc. (Nasdaq: VLNC), a leader in the development and commercialization of Lithium-ion polymer rechargeable batteries, today announced that Valence's N-Charge(TM) Power System will be featured in Hewlett-Packard Company's Education Solutions Portfolio product bundle for the K-12 education market. The bundle is tailored to address the on-campus mobility needs of the K-12 market and is expected to be available in Spring 2002.

The N-Charge(TM) Power System provides hours of continuous notebook PC run time, which is essential for the highly mobile student population. K-12 schools are increasingly relying on notebook PCs because of the mobility and flexibility they provide in the campus environment. The inclusion of the N-Charge(TM) system in the product bundle helps meet the demands of HP's mobile users for longer lasting, higher performance, safer energy solutions at a low cost.

"We are excited to have been selected by HP for this program," said Stephan Godevais, president and CEO of Valence Technology, Inc. "The N-Charge(TM) system is powered by our environmentally-friendly Saphion(TM) technology. The chemical stability and performance safety of this technology make it possible for the first time to pack this kind of power into a sleek, easy-to-carry format."

ABOUT VALENCE TECHNOLOGY, INC.

Valence is a leader in the development and commercialization of Lithium-ion polymer rechargeable batteries. Valence has more than 807 issued and pending patents worldwide, including 262 issued in the U.S. The company has facilities in Austin, Texas, Henderson, Nevada and Mallusk, Northern Ireland. Valence is traded on the Nasdaq National Market under the symbol VLNC and can be found on the Internet at www.valence.com.

FORWARD-LOOKING STATEMENT

The information contained herein includes "forward-looking statements." The company cautions readers not to put undue reliance on forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described herein, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:                           MEDIA CONTACT:
Hill & Knowlton, Inc                        Blanc and Otus
Stacy Roughan                               Sue Ellen Schaming
sroughan@hillandknowlton.com                sschaming@blancandotus.com
(323) 966-5784                              (415) 856-5129